UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2019

CALTIER FUND I, LP

(Exact name of registrant as specified in its charter)

Commission File Number: 024-11077

Delaware	36-4920665
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

6540 Lusk Blvd, C240, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

(619) 344-0291

Registrant’s telephone number, including area code

Units

(Title of each class of securities issued pursuant to Regulation A)

Explanatory Note

On April 29, 2020, CalTier Fund I, LP (the “company”) filed a Current Report on Form 1-U in which the company stated that it would not be able to meet the filing deadline of April 29, 2020, for its annual report on Form 1-K for the year ended December 31, 2019 due to circumstances related to COVID-19. As a result, the company took advantage of relief afforded under Rule 257(f) under the Securities Act to file its Form 1-K as soon as possible. The company was not able to complete its audit because, as a result of a stay home order in California, the company’s personnel were not able to access and provide physical documentation to the company’s independent auditors to enable them to complete their audit.

In this report, the term “CalTier” “we”, or “the company” refers to CalTier Fund I, LP.

Some of the statements in this annual report constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this annual report identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•	overall strength and stability of general economic conditions and of the real estate industry more specifically;

•	changes in the competitive environment, including new entrants;

•	our ability to generate consistent revenues;

•	our ability to effectively execute our business plan;

•	changes in laws or regulations governing our business and operations;

•	our ability to maintain adequate liquidity and financing sources and an appropriate level of debt on terms favorable to our company;

•	costs and risks associated with litigation;

•	changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings;

•	other risks described from time to time in periodic and current reports that we file with the U.S. Securities and Exchange Commission.

This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but not exhaustive. New risk factors and uncertainties not described here or elsewhere in this annual report may emerge from time to time. Moreover, because we operate in a competitive and rapidly changing environment, it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. The forward-looking statements are also subject to the risks and uncertainties specific to the company including but not limited to the fact that we have limited operating history and have limited number of management and other staff. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this annual report may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements.

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This annual report contains estimates and statistical data that we obtained from industry publications and reports. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information, and you are cautioned not to give undue weight to such estimates. Although we believe the publications are reliable, we have not independently verified their data. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

You should read this annual report with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect.

Should one or more of the risks or uncertainties described in our Offering Circular for the Regulation A offering occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this annual report are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

Item 1. Business

Overview

The CalTier Fund I, LP is a newly organized Delaware limited partnership formed to invest primarily in multi-family real estate properties in the West, Southwest, and Midwest United States. The company is managed by General Partner, CalTier Realty, LLC, a California limited liability company (the “General Partner” or “CTR”). The General Partner was formed in 2017 to be a California fund management and real estate acquisition company focusing on acquiring and managing assets in the West, Southwest, and Midwest United States either on its own behalf or with strategic partner(s). CTR is the General Partner and manager of CalTier Fund I, LP whose focus is to source US and international capital from individuals, family offices and institutional partners into United States real estate markets and deploy it primarily into real estate portfolio investments or directly into a real estate asset via various funds, including Regulation A. CTR has been created by a group of industry professionals, all successful in their own fields, to take advantage of a unique moment in time within the global economy, foreign direct investment, immigration and U.S. real estate market. We believe that CTR has extensive relationships across the Southwest, Midwest and Western United States with those who have access to the types of assets targeted by the company, including off-market real estate opportunities.

Our office is currently located at 6540 Lusk Blvd, C240, San Diego, California, 92121. Our telephone number is (619) 344-0291 Information regarding the company is also available on our web site at www.CalTierRealty.com.

Investment Objectives

We intend to focus primarily on multi-family B and C class assets valued at $6–$30 million in the West, Southwest, and Midwest United States, see below in “The Company’s Business -- Investment Strategy”. Our typical investments will be leveraged by debt instruments approximately 65% and 35% equity from the partnership and will be acquired primarily for income. However, our General Partner may focus in other regions and other types of assets as determined from time to time.

Acquisition Strategy

We intend to primarily acquire and operate existing, income-producing properties and newly constructed leased properties. Some newly constructed properties may not currently have tenants. We may acquire each property in its entirety, or as a fractional share ownership. Our current focus will be in multi-family assets that present significant opportunities for current or future income production. From time to time, we may also acquire properties that present opportunities for capital appreciation, such as in markets with high growth potential. However, at least every six months, our General Partner will revisit our overall strategy. We will use the proceeds from the offering of our limited partnership interests to acquire each property. Should the amount raised from the sale of limited partnership interests not be sufficient to acquire a property outright, we intend to leverage those proceeds and finance the acquisition through the use of non-recourse loans with the entity purchasing the property as the named borrower, and/or acquire a fractional interest in the property. In the event we do not acquire a direct interest in the property, we will ensure that our aggregate interests represent less 45% of our total assets. We have not yet acquired any properties.

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Distributions

We intend to make distributions to investors of the funds legally available for distribution. Investors may incur their pro rata share of net losses or net gains for tax purposes, even if no funds are legally available for distributions, which may occur if we have current liabilities limiting our ability to distribute funds to investors. The determination of whether any funds are available to distribute by the company is in the complete discretion of the General Partner, CalTier Realty, LLC. When distributions are made to investors, they will be made in accordance with the limited partnership agreement. As such, each holder of limited partnership interests is entitled to the holder’s pro rata share of any distribution.

Market Opportunities

Our General Partner will select properties discovered through real estate brokers, pre-existing professional relationships, independent property owners and public/city properties and/or owned land. Properties selected aim to attract a wide demographic, from working-class individuals to millennials entering the market to downsizing baby boomers and foreign persons. However, from time to time, our General Partner will consider other real estate asset types if the assets meet CTR’s other investment criteria. The General Partners typical property profile for CTR’s target acquisition are as follows; however, the investment criteria may vary from time to time:

Asset	Multi-family B and C class assets with a purchase price of $6–$30 million;
Location	Located in the Southwest, Midwest, and Western United States in well-established middle-income neighborhoods
Strategy	“Value-add” properties that require from minor to extensive repair or refurbishing. Acquired properties offer the opportunity for continued growth, regardless of the state of the volatile economy, as well as the potential to invest in relatively small one-time improvements delivering increased payoffs.
Year Built	10–35 years old
Number of Units	50–300 units
Purchase Price	$6,000,000–$30,000,000 total cost
Price / Door	$50,000 to $500,000 per door
Equity Required	25–40%
Debt Assumptions	Debt will be from The United States Department of Housing and Urban Development program (HUD), Commercial-Property Assessed Clean Energy (C-PACE) program, New Market Tax Credits (NMTC), City Tax Increment Financing (TIF), Bridge and Mortgage lenders including Federal National Mortgage Association for example.
Projected Rehabilitation Time	6–12 months for complete refurbishment for exteriors and as units become available for interior upgrades
Projected Hold Time	Properties will be acquired, improved and held 3–7 years

The above chart represents our intended asset target acquisition characteristics, actual acquisitions may vary depending on market opportunities.

The Company’s Business

The CalTier Fund I, LP is a newly organized Delaware limited partnership formed to invest primarily in multi-family real estate properties in the West, Southwest, and Midwest United States. The company is managed by General Partner, CalTier Realty, LLC (CTR), a California limited liability company. The General Partner was formed in 2017 to be a California fund management and real estate acquisition company focusing on opportunities in the Western United States. CTR’s focus is to safely bring international capital from ultra-high wealth individuals, family offices, and institutional partners into the United States alongside United States accredited and non-accredited investors and deploy funds into high yield real estate acquisitions. CTR has been created by a group of professionals, all successful in their own fields, to take advantage of a unique moment in time within the global economy, foreign direct investment and U.S. real estate market. We believe that CTR has extensive relationships across the Southwest, Midwest, and West coast with those who have access to real estate opportunities, including off-market real estate, that fit the company’s target investment criteria.

Investment strategy

Real estate properties are marketed as three different types of classes – Class A, Class B and Class C. These classes provide a shorthand way to describe attributes of properties. These are not exact classifications but generally real estate assets within a class have similar characteristics.

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The highest quality buildings are Class A; they tend to be:

●	built within the past 15 years;

●	low vacancy rates, high income tenants and high rents;

●	desirable location and professionally managed; and

●	no significant maintenance issues.

Class B is the next highest asset class; they tend to be:

●	older than Class A buildings;

●	often higher vacancy rates and less affluent tenants;

●	less desirable location than Class A buildings and they can be professionally managed; and

●	there may be some maintenance issues.

This class is sometimes described as “value add” because with some renovations and improvements assets in this class can be elevated to a higher class.

The last asset class is Class C; they tend to be:

●	older than 20 years;

●	less desirable locations and at times, poorly managed; and

●	they have some maintenance issues.

Class C buildings may need significant investment in order to become reliably income producing.

Our focus will primarily be multi-family units that fall into the Class B and Class C categories. We intend to use substantially all of the proceeds of our Regulation A offering to acquire, manage, operate, leverage, and opportunistically sell multi-family rental properties and development projects through purchasing equity interests in those properties. In addition, we intend to leverage our interest in those properties through engaging in activities, through debt (including senior mortgage loans, subordinated mortgage loans (also referred to as B Notes), mezzanine loans, and participations in such loans), as well as commercial real estate debt securities and other real estate-related assets, where the underlying assets primarily consist of such properties. Even though our focus currently is multi-family rental properties that are Class B and Class C assets, our General Partner will evaluate our strategy at least once every six months. Our General Partner may determine for a variety of reasons (including the lack of available assets) to refocus our policy and we may look toward acquiring other types of real property.

We seek to create and maintain a portfolio of multi-family rental properties and other project investments that generate a low volatility income stream of attractive and consistent cash flow. We intend to achieve this primarily through investment in multi-family value add properties. ‘Value add’ is in this case is defined as properties that may exhibit management or operational problems, require physical improvement and/or suffer from capital constraints. By addressing these issues, we seek to increase value and cash flow of our properties over time.

Our proven underwriting process, which our management team has successfully developed over their extensive real estate careers in a variety of market conditions and implemented at our General Partner, involves comprehensive financial, structural, operational and legal due diligence of our borrowers and partners in order to optimize pricing and structuring and mitigate risk. We feel the current and future market environment for multi-family rental properties and development projects (including any existing or future government-sponsored programs) provides a wide range of opportunities to generate compelling investments with strong risk-return profiles for our limited partners.

Investment objectives

Our primary investment objectives are:

∙	to realize growth in the value of our investments within approximately five to seven years of the termination of our Regulation A offering;

∙	to grow net cash from operations so that an increasing amount of cash flow is available for distributions to investors over the long term;

∙	to pay attractive and consistent cash distributions;

∙	to enable investors to realize a return on their investment by beginning the process of liquidating and distributing cash to investors within approximately five years to seven years of the termination of our Regulation A offering, or providing liquidity through alternative means such as in-kind distributions of our own securities or other assets; and

∙	to preserve, protect and return your capital contribution.

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We also seek to realize growth in the value of our investments by timing their sale to maximize value. However, there is no assurance that our investment objectives will be met.

Investment Strategy

Successful investment process takes careful planning and constant improvement in practices at every point along the path from creating the initial relationship through completing the acquisition. For greater clarity, the path is divided into several steps, some of which are highlighted below. While the investment process is important, it is just the first portion in the complete execution of the asset’s life-cycle and must be considered in light of the asset management and disposition strategies.

Our Investment Process

Source Relationships

Consistent exposure to quality opportunities must begin with creating relationships with those that might have information concerning properties that are available for purchase.

Brokers

Real estate brokers will provide the widest net in that they are in the business of speaking with owners that may become sellers.

Property Owners

Establishing direct relationships with property owners will increase the likelihood of access to opportunities before they hit the market.

Identify Opportunities

Most submissions will go through an initial evaluation to gather market trends and data and to find a property that will fit our model.

Initial Evaluation

The starting process for considering an asset is done in the office, and involves a high level financial analysis of price, property rents, vacancy, market rents, potential physical improvements, current lending parameters and MSA dynamics.

Site Visit

When appropriate, a site visit will be conducted.

Advanced Evaluation

After property data obtained a final re-evaluation of the asset’s potential is conducted. Assumptions made in the initial study are confirmed or adjusted as appropriate.

Investment Committee

The final deciding group is the Investment Committee. It is also the role of the Investment Committee to determine the appropriate time for acquisition and disposing of an asset.

Due Diligence

Due Diligence stage is the final evaluation, both confirming the information gathered regarding the asset including but not limited to estoppels and property financial records received once escrow is opened, and in completing in-depth review of physical characteristics, including structural reports, Phase I hazardous substance reports, mold evaluations if concerns exist, etc.

Close Escrow

The transaction is completed only after all due diligence is done and the returns are consist with the terms approved.

Partnership Selection

We place significant value on our partnerships. Because of this, we conduct extensive due diligence on each partner. Typically we look for the following when conducting this due diligence:

1.	Years of experience in the management team.

2.	Successful deals completed.

3.	Complimentary focus of their portfolio with ours.

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4.	Valuation, cash flow and financial stability.

5.	Values, mission and aligned goals.

Each partnership is different and we evaluate each one on a case by case basis and then determine if we wish to partner with them at the discretion of the General Partner

Market Outlook — Multi-Family Real Estate Market

Based on our understanding of the multi-family real estate market, we believe that existing apartments will continue to do quite well in terms of occupancy (i.e., 95%+ occupancy rate), but it will not be possible to push up rents as vigorously as in years past. The existing apartment rental rates in Southern California moved up approximately 3% in 2019. Due to COVID-19, the 2020 rates will be difficult to predict. We also believe that as an asset class, multifamily assets in West, Midwest and Southwest areas will continue to benefit from appealing risk-adjusted returns. Our understanding is that even through the volatility of the markets, the fundamental demand for housing coupled with population growth, make apartments a relatively safe option for investment capital.

Competition

Our ability to produce revenues will rely on several factors including and not limited to sourcing and acquiring properties to development and the real estate market once we have development the properties.

We will compete with other organizations that invest in multi-family real estate assets, including real estate acquisition funds, REITs (e.g., Fundrise), individuals, corporations, insurance companies, pension funds, partnerships and private funds, for both the properties to development as well as for buyers and tenants once the properties have been developed. Some of these entities have more resources than ours.

Legal Proceedings

The company is not involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

Investment Policies

The company will focus on investing in Class B and Class C multi-family properties in the West, Southwest, Midwest, and Northwest United States. CTR, will act the General Partner of the company. Though the company may receive capital gains from these properties, the goal of the company will be to purchase properties for rental income.

The company will focus on investing in multi-family projects utilizing both equity and debt. Specifically, the company will focus in investing in B class and C class properties. The company will typically invest in properties with a purchase price in the $6 million to $30 million range. The General Partner will revisit this strategy at least every six months.

The company may acquire an interest in commercial real estate in a variety of ways, including but not limited to:

●	purchasing fee simple title to a property;

●	purchasing a note (performing or non-performing) secured by a property through negotiated lender sales and/or auctions;

●	providing straight debt or convertible debt to an owner of a property; or

●	purchasing a partnership or membership interest (including minority interests) in a special purpose entity that owns a property.

To the extent that the company acquires minority interests in special purpose entities it will need to structure those acquisitions in such a way as to not trigger the definition of an “investment company” under the Investment Company Act of 1940.

It is contemplated that the company may use leverage (secured debt or short-term lines of credit) to acquire properties. The company will seek to keep the company’s overall portfolio leverage ratio to 65% or less (75% or less, if mezzanine debt is obtained). The foregoing targets exclude short term lines of credit.

The primary focus for the company is multi-family income properties. However, the company may also make investments in ground up developments, secondary markets, other real estate and non-real estate backed securities and the like. The company will not invest in mobile home parks, hospitals or agricultural properties.

As of the date of this annual report, the General Partner, on behalf of the company, has not entered into binding agreements with respect to the acquisition or financing of any properties.

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Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our offering circular for our Regulation A offering dated November 18, 2019, which may be accessed here, as the same may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our Units.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

We are a newly organized Delaware limited partnership formed to acquire and manage a portfolio of multi-family properties and other real estate-related investments which may be wholly or fractionally owned. In addition, we may acquire debt or preferred equity securities that meet our investment objectives.

We plan to diversify our portfolio by investment type, investment size and investment risk with the goal of constructing a portfolio of real estate assets that provides stable, attractive returns to our investors. We may make our investments through direct ownership in real estate assets or in partnership with companies with investment objectives similar to ours. As of the date of this annual report, we have not commenced operations, nor have we identified any specific investments in which there is a reasonable probability that we will invest.

CalTier Realty, LLC is the General Partner and Manager of the company. CalTier Realty LLC is responsible for managing our day-to-day operations and our portfolio of real estate and other real estate-related assets. CalTier Realty, LLC also has the authority to make all of the decisions regarding our investments, subject to the limitation in our operating agreement and the direction and their oversight. CalTier Realty, LLC and/or other affiliates of our General Partner will provide marketing, investor relations and other administrative services on our behalf.

Pursuant to our Regulation A offering, we are offering and will continue to offer up to $50,000,000 in our Units. As of the date of this report the company has not yet met the minimum offering amount in the Regulation A offering and therefore has not commenced principal operations.

Results of Operations

We were formed on January 23, 2019 and, as of the date of this annual report, we have not commenced operations. We will not commence any ‘significant operations’ defined as purchasing a property or a fractional interest thereof until we have raised at least $750,000. If we do not raise the maximum amount or even substantially more than $750,000 we will limit our operations, including making fewer investments and purchasing assets that may not fit our target profile.

For the period from our inception on January 23, 2019 through December 31, 2019, we did not have any revenues and we had expenses of $69,993, which relate to professional fees and other costs related to the Regulation A offering. Accordingly, our net loss for this period was $69,993.

Liquidity and Capital Resources

In order to conduct our proposed operations we will need the net proceeds from our Regulation A offering. In addition to those proceeds, we intend to obtain the required capital through a variety resources, including using leverage (secured debt or short-term lines of credit) to acquire properties. The company will seek to keep the company’s overall portfolio leverage ratio is anticipated to be 65% or less. The foregoing targets exclude short-term lines of credit, specifically, the company may obtain lines of credit to provide working capital and to fund acquisitions. No debt will be recourse to the limited partners. We currently have no outstanding debt and have not received a commitment from any lender to provide us with financing.

To date, we do not have any assets and the General Partner has provided our capital. If we do not raise the maximum amount or even substantially more than $750,000 in our Regulation A offering we will limit our operations, including making fewer investments and purchasing assets that may not fit our target profile. However, since we have certain fixed operating expenses, if we do not raise our anticipated funds, our fixed fees will be a higher percentage of our income and thereby limit our the amounts our investors will receive in distributions.

In addition to funds being allocated to expenses, certain funds, including during our offering stage will distributed to our General Partner, including to offset certain organization and offering related fees.

Trends

The COVID pandemic has had a measurable effect on global and regional trends within our core business of real estate investing. We continue to identify and pursue potential assets, primarily multi-family value-add, as we believe this class to have high demand regardless of overall market and demand fluctuations. While the global pandemic may impact our ability to raise funds under the offering, our current position allows us the flexibility to adapt in both investment strategy and property acquisitions accordingly.

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Item 3. Directors and Officers

Executive Officers and Significant Employees of our General Partner

The company is managed by our General Partner. As of December 31, 2019, the executive officers and significant of our General Partner and their positions and offices are as follows:

Name	Position	Age
Matthew Belcher	Managing Member	41
Travis Hook	Managing Member	33
Parker Smith	Managing Member	37
Stephanie Sy	Managing Member	37

Matthew Belcher - Managing Member

Matthew Belcher is a Managing Member of CalTier Realty. Matt Belcher is engaged in many aspects of foreign direct investment (FDI), foreign trade and commerce both into and out of the US. He resides in Southern California and is a resource for any international individual, organization, family office of fund looking for well-structured deal flow within the United States. From 2016 to the present, he is a co-founder and CEO of the San Diego EB-5 Regional Center, a USCIS approved Regional Center. From 2017 to the present, he is Managing Partner of Woodmont EB-5 Regional Center. Within these roles, he provides high-value advice, project direction, fund management and deal-making services to project owners and stakeholders looking to leverage the EB-5 funding program and foreign direct investment (FDI) as a whole. His real estate experience covers projects and deals ranging from $1 million to $1 billion. He has over 20 years senior executive management experience across several continents covering deal structuring, M&A and sales/marketing performance while working with some of the largest companies in the world including BP, Shell, The International Olympic Committee, FT.com, Barclays Capital, Deutsche Bank, Virgin and many more globally. From 2010 to 2016, he owned ICWG, a boutique Management Consulting Firm and San Diego Business Plans. Prior to moving to the United States in 2010, he ran a software development company, Saviso Consulting, and worked in various software consulting companies.

Travis Hook - Managing Member

Mr. Hook received his Bachelors of Science from Baylor University in Waco, TX in 2008 and his Masters of Business Administration from Alliant International University: Marshall Goldsmith School of Management San Diego, CA in 2015, with an emphasis on entrepreneurship and international business. From 2013 to 2016, Mr. Hook worked as a residential and commercial agent under Coastal Pacific Real Estate Brokerage in La Jolla, CA specializing in 1031 Tax Deferred Exchange and international buyer representation. In 2015, he co-founded MyCityShares, LLC, a management consulting company offering custom research, document creation, consulting and audit solutions to help domestic and international clients take advantage of the U.S. investment visa programs through US Real Estate acquisition and development opportunities. In 2016, Mr. Hook also co-founded the San Diego EB-5 Regional Center, a regional development entity licensed by the United States Citizenship and Immigration Services (USCIS) to promote regional job creation through foreign investment. The San Diego, CA based Regional Center is focused on encouraging economic growth through both EB-5 and foreign direct investment (FDI) into southern California. In the last several years there has been a greater demand from foreign investors through both the EB-5 Program and FDI to deploy capital safely and effectively into the US market.

Parker Smith - Managing Member

Parker Smith is a Managing Member of CalTier Realty. He is a Co-Founder and Managing Attorney at Sy and Smith, PC,with years of experience in Civil Litigation and Business Transactions. He has been at this position since January 2016. Prior to Sy and Smith, Mr. Smith worked at Booz Allen Hamilton Inc., one of the top U.S. defense consulting firms, and managed his own legal practice from 2012 to 2016. Mr. Smith received his Juris Doctor from Thomas Jefferson School of Law. Parker has a Bachelor’s in Business Finance from Brigham Young University, and spent several years working in the banking industry. Mr. Smith is a member of the California State Bar. He is fluent in Spanish.

Stephanie Sy - Managing Member

Stephanie Sy is a Managing Member of CalTier Realty. She is currently a Co-Founder and Attorney at Sy and Smith, PC with years of experience in Immigration Law, including EB-5 Foreign Investments and E-2 non-immigrant Investments. She has been at that position since January 2016. Prior to that, she was a Partner at USA Immigration Legal Group, LLC from January 2014 to December 2015. She has written legal articles for several publications and has spoken at several immigration seminars. Stephanie earned her Bachelor’s in Business Administration with a focus on Business Economics, cum laude, from the University of Arizona. She received her Juris Doctor from California Western School of Law in 2006. She is a member of the American Immigration Lawyers Association and the California State Bar. She was the former Chair of San Diego County Bar’s Immigration Section. She has been named to Cambridge Who’s Who for Executive Women. Stephanie is fluent in Tagalog and conversant in Fujian Chinese (Hokkien) and Mandarin Chinese.

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COMPENSATION OF GENERAL PARTNER AND EXECUTIVE OFFICERS

We do not currently have any employees and we do not currently intend to hire any employees who will be compensated directly by us. All individuals performing work for the company are employees of the General Partner and will receive compensation, including for services performed for us, from our General Partner. As executive officers of our General Partner, these individuals will serve to manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities; service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to our General Partner, we do not intend to pay any compensation directly to these individuals.

Item 4. Security Ownership of Management and Certain Security Holders

The following table sets forth the ownership of our Units as of December 31, 2019 that are owned by our executive officers, general partner and other persons holding more than 10% of the company’s voting securities.

	Number of Units	Percent of
Name and Address of Beneficial Owner	Beneficially Owned	Units
CalTier Realty, LLC (1) 6540 Lusk Blvd, C240, San Diego, California, 92121	1	100%

(1)	As of the date of this annual report, CalTier Realty, LLC owns all of our issued and outstanding Units.

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Item 5. Interest of Management and Others in Certain Transactions

We are subject to various conflicts of interest arising out of our relationship with our General Partner and its affiliates. We discuss these conflicts below.

Our General Partner and affiliates are not currently officers, directors, General Partners, key professionals and/or holders of a direct or indirect controlling interest in other investment companies but may do so in the future. However, some of our affiliates are officers, General Partners, key professionals and/or holders of a direct or indirect controlling interest in other companies that way may apply to assist in the financing our acquisitions and projects.

Investment Opportunities

We rely on the investment professionals in the General Partner to source investment opportunities. These same individuals may source opportunities for themselves, other companies that they are affiliated with and other companies that are managed by the General Partner. Though, our General Partner does not currently have other companies investing in the type of investment, our General Partner may in the future develop similar companies with a similar objective. In order to ameliorate this conflict we will aim to not have our acquisition stages overlap with other investment vehicles of the General Partner and we instituted conflicts of interest properties.

Competition for Tenants, Buyers and Service Providers

We may compete with other multi-family property owners as well as future companies that our General Partner will manage for potential tenants, buyers and service providers for the properties we develop. Further we may our properties may be in competition to be sold or we may compete for the services in the same developers, contractors, building General Partners or other third parties. In such case, we may not be able to fully mitigate our conflict; however, to reduce conflicts our plan would be to inform the third party of all the potential properties, as appropriate.

Allocation of Time

We rely on the personnel of the General Partner and its affiliates for the development, management and our day-to-day operation of business. These individuals are also the same individuals who work with the other companies managed by our General Partner and its affiliates. Therefore, these individuals will need to allocate their time between the various entities and our not obligated to set aside a fixed amount of time for work for this company. That said, we believe that these professionals will have enough time to devote to the various entities. Further, because real estate requires a specialized skill set, we believe utilizing these professional does create certain efficiencies. However, should we discover that we lack the personnel resources to appropriate manage our business, our General Partner intend to hire staff as required.

Compensation

In the future some of the General Partner’s executive officers may be principals in a company providing property management and other services to us, including financing services. Fees for services of the General Partner and affiliates to the company are not the result of arm’s length negotiations. The current set up of the fees could impact their judgment including with respect to the sale of real estate investments, the acquisition of real estate, and the continuation, renewal or enforcement of our agreements with our General Partner or its affiliates.

Duties Owed by Some of Our Affiliates to Our General and our General Partners’ Affiliates

Our General Partners are also officers, directors, managers and/or key professionals of related and unrelated businesses. As a result, they owe duties to each of these entities and their respective members. These duties may from time to time conflict with the duties that they owe to us.

Conflict Resolution Measures

Further these managers of our General Partner have a duty to disclose real estate transactions only if all the following circumstances are met:

•	A transaction falls within the company’s investment profile that is defined every six months and agreed upon by the managers of the General Partner;
•	the company has the ability to purchase the asset;

12

•	the investment amount by the member or manager of the General Partner is over $250,000; and
•	the real estate deal is not in the course of normal employment (e.g. if member or manager works for a property management company and that property management company was independently presented a real estate deal).

Once a manager discloses the information in writing, the managers or class B members of the General Partnership may object to the transaction within three days of receiving the disclosure. In the event an objection is received, the class B members and managers shall vote on whether the proposed transaction can proceed. The vote shall occur within 3 days of receiving the objection. A majority of the quorum must agree to the transaction, in order for the Manager to proceed. A quorum is defined as class B members representing a majority of the General Partnership interests. If no objection is received, the Manager may proceed with the transaction.

MANAGEMENT COMPENSATION

Our General Partner and its affiliates, will receive fees and expense reimbursements for services relating to the Regulation A offering and the investment and management of our assets. The items of compensation are summarized in the following table. Neither our General Partner nor its affiliates will receive any selling commissions or dealer manager fees in connection with the offer and sale of our limited partnership Units.

Form and Compensation Recipient	Determination of Amount	Estimated Amount
Organization and Offering Stage
Organization and Offering Expenses – General Partner

To date, the General Partner has paid approximately $128,000 organization and offering expenses on our behalf. We will reimburse the General Partner for these costs and future organization and offering costs it may incur on our behalf. We expect our fixed fees for organization and offering expenses to not exceed $150,000 or, if we raise the maximum offering amount (including the variable fees), approximately 10% of gross offering proceeds.

$ 5,000,000 for a maximum raise of $50,000,000 (1)
Acquisition and Development Stage
Acquisition Fee – General Partner or Other Party	Compensation for efforts of the General Partner in organizing the company, conducting due diligence on the property, procuring the acquisition loan, and making this investment opportunity available to investors. The fee will range from 1.0% - 2.5% per property.	Actual amounts are dependent upon the total equity and debt capital provided by the company, or their affiliates; we cannot determine these amounts at the present time. The maximum acquisition fee in a year, assuming the maximum amount of the Regulation A offering is raised and we utilize leverage of 75% (the high end of the company’s disclosed target leverage range), would be $3,000,000.

13

Operational Stage
Asset Management Fee – General Partner

Quarterly asset management fee equal to an annualized rate of 3.0%, which, until November 18, 2020, will be based on our net offering proceeds as of the end of each quarter, and thereafter will be based on our Net Asset Value at the end of each prior quarter.

Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ) and the results of our operations. The asset management fee, assuming the maximum amount of the Regulation A offering is raised and we utilize leverage of 75% (the high end of the company’s disclosed target leverage range), would be $6,000,000 per year.

Expense Reimbursement - General Partner

We will reimburse the General Partner for out of pocket expenses paid to third parties in connection with providing services to us, including license fees, auditing fees, fees associated with SEC reporting requirements, increases in insurance costs, Delaware taxes and filing fees, administration fees, fees for the services of an independent representative, and third-party costs associated with these expenses. This does not include overhead, employee costs, utilities or technology costs of the General Partner or its affiliates.

Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

14

Construction Management Fee – General Partner or Other Party	Compensation to the General Partner or a third party for the management of any construction on a property. This fee will be 5.0%-7.5% of construction and/or renovation budget.

Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ) and the number of investment opportunities considered by the company. The maximum Construction Management fee in a year, assuming the maximum amount of the Regulation A offering is raised and we utilize a 15% of the purchase price (the high end of the company’s estimated construction budget range for target assets), would be $2,250,000.

Property Management Fee - General Partner or Other Party	Most likely, to be paid to a third-party property manager, who will provide property management services. The property manager may be an affiliate of the General Partners. 2.5%- 4.0% gross collected income from a property.	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.
Liquidation – Listing Stage
Disposition Fee - General Partner or Other Party	Compensation for the efforts of the General Partner in the disposition of a property. This fee is earned on the sale of a property and it ranges from 0.5%-1.0% on the price of the property.	Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ) and the number of investment opportunities considered by the company. The maximum acquisition fee in a year, assuming the maximum amount of the Regulation A offering is raised and we utilize leverage of 75% (the high end of the company’s disclosed target leverage range), would be $1,500,000.

(1) At the election of our General Partner, and on a date no earlier than the date when we have raised $750,000 under the Regulation A offering and such funds have been committed for at least thirty days in that offering, we will start to reimburse our General Partner, without interest, for these organization and offering costs incurred both before and after such date. Reimbursement payments will be made in monthly installments, but the aggregate monthly amount reimbursed can never exceed 1.0% of the aggregate gross offering proceeds from the Regulation A offering. If the sum of the total unreimbursed amount of such organization and offering costs, plus new costs incurred since the last reimbursement payment, exceeds the reimbursement limit described above for the applicable monthly installment, the excess will be eligible for reimbursement in subsequent months (subject to the 1.0% limit), calculated on an accumulated basis, until our General Partner has been reimbursed in full.

Item 6. Other Information

None.

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Item 7. Financial Statements

CALTIER FUND I, LP

 FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS’ REPORT

DECEMBER 31, 2019

16

CALTIER FUND I, LP

DECEMBER 31, 2019

TABLE OF CONTENTS

FINANCIAL STATEMENTS

INDEPENDENT AUDITORS’ REPORT

To the Investment Committee of the

CalTier Fund I, LP:

Report on the Financial Statements

We were engaged to audit the accompanying financial statements of CalTier Fund I, LP (the “Partnership”), which comprise the statement of financial condition as of December 31, 2019, and the related statements of operations and changes in partner’s deficit, and cash flows for the period of January 23, 2019 (inception date) through December 31, 2019, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considered internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our unqualified audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CalTier Fund I, LP as of December 31, 2019, and the results of its operations and its cash flows for the period of January 23, 2019 (inception date) through December 31, 2019, in accordance with accounting principles generally accepted in the United States of America.

/s/ PKF, LLP
San Diego, California	PKF, LLP
June 12, 2020

F-1

CALTIER FUND I, LP

STATEMENT OF FINANCIAL CONDITION

DECEMBER 31, 2019

ASSETS
Deferred offering costs	$57,727

Total assets	$57,727

LIABILITIES AND PARTNERS' DEFICIT
Liabilities
Advances from related parties	$127,720
Total liabilities	127,720

Contingencies (Notes 1 and 6)

Partners' deficit	(69,993)

Total liabilities and partners' deficit	$57,727

See Notes to Financial Statements

F-2

CALTIER FUND I, LP

STATEMENT OF OPERATIONS AND CHANGES IN PARTNERS’ DEFICIT

FOR THE PERIOD OF JANUARY 23, 2019 (INCEPTION DATE) THROUGH DECEMBER 31, 2019

INVESTMENT INCOME	$-

EXPENSES
Professional fees and other	69,993
Total expenses	69,993

NET LOSS	$(69,993)

PARTNERS' DEFICIT, BEGINNING OF PERIOD	$-

Capital contributions	-

Capital withdrawals	-

Net loss per above	(69,993)

PARTNERS' DEFICIT, END OF PERIOD	$(69,993)

See Notes to Financial Statements

F-3

CALTIER FUND I, LP

STATEMENT OF CASH FLOWS

FOR THE PERIOD OF JANUARY 23, 2019 (INCEPTION DATE) THROUGH DECEMBER 31, 2019

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(69,993)
Changes in operating assets and liabilities:
Adavances from related parties	127,720

Net cash provided by operating activities	57,727

CASH FLOWS FROM FINANCING ACTIVITIES
Deferred offering costs	(57,727)

Net cash used in financing activities	(57,727)

Net changes in cash and cash equivalents	-

Cash and cash equivalents, beginning of period	-

Cash and cash equivalents, end of period	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$-

See Notes to Financial Statements

F-4

CALTIER FUND I, LP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 –	Nature of Operations

Nature of Operations

CalTier Fund I, LP (the “Partnership”), was formed on January 23, 2019 and is organized as a Delaware limited partnership formed to invest primarily in multi-family real estate properties in the West, Southwest, and Midwest United States. The Fund will be managed by CalTier Realty, LLC, a California limited liability Partnership (the “General Partner”). The General Partner was formed in 2017 to be a California fund management and real estate acquisition Partnership focusing on acquiring assets either on its own behalf or with strategic partner(s). The Partnership was formed to raise funds under Regulation A of Title IV of the Jobs Act. Initially, the Partnership intends to raise up to $50 million from a wide range of individual and institutional investors, with a primary focus on international investors and individual non-accredited investors, to acquire multi-family and commercial real estate. Each Limited Partner’s liability is limited to the Partner’s capital contribution.

As of December 31, 2019, the Partnership has not commenced planned principal operations nor generated revenue. The Partnership’s activities since inception have consisted of formation activities and preparations for capital raising. Once the Partnership commences its planned principal operations, it will incur significant additional expenses. The Partnership is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Partnership’s planned operations or failing to profitably operate the business.

The Partnership’s investment period will commence on the date of the initial closing and expires on the earlier of: (i) the date at which the maximum offering amount has been sold, (ii) the date which is one year from this offering being qualified by the U.S. Securities and Exchange Commission, and (iii) the date at which the offering is terminated by the General Partner. The Partnership shall continue indefinitely unless all investments are sold and distributions made to the Limited Partners or at the sole discretion of the General Partner at any point in time.

NOTE 2 –	Summary of Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Partnership is an investment Partnership and follows the accounting and reporting guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 946, Financial Services – Investment Companies.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents and Concentration of Cash Balances

The Partnership considers cash equivalents to be all highly liquid investments with a maturity of three months or less when purchased. The Partnership’s cash and cash equivalents in bank accounts, at times, may exceed federally insured limits. The Fund has not experienced any losses due to these limits.

F-5

CALTIER FUND I, LP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 –	Summary of Significant Accounting Policies (Continued)

Real Estate Investments

Investments in real estate are carried at fair value. Costs to acquire real estate investments are capitalized as a component of investment cost. The fair values of real estate investments are estimated based on the price that would be received to sell an asset in an orderly transaction between marketplace participants at the measurement date. Investments without a public market are valued based on assumptions made and valuation techniques used by the General Partner. Such valuation techniques include discounted cash flow analysis, prevailing market capitalization rates or earnings multiples applied to earnings from the investment, analysis of recent comparable sales transactions, recent comparable sales transactions, actual sale negotiations and bona fide purchase offers received from third parties, consideration of the amount that currently would be required to replace the asset, as well as independent external appraisals. In general, the General Partner considers multiple valuation techniques when measuring the fair value of a real estate investment. However, in certain circumstances, a single valuation technique may be appropriate.

The fair value of real estate investments does not reflect the Partnership’s transaction sale costs, which may be incurred upon disposition of the real estate investments. Such costs are estimated to approximate 2% - 3% of gross property fair value. The Partnership also reflects its real estate equity investments net of investment level financing. Valuation adjustments attributable to underlying financing arrangements are considered in the real estate equity valuation.

The Partnership may invest in real estate and real estate related investments for which no liquid market exists. The market prices for such investments may be volatile and may not be readily ascertainable. In addition, there continues to be significant disruptions in the global capital, credit and real estate markets. These disruptions have led to, among other things, a significant decline in the volume of transaction activity, in the fair value of many real estate and real estate related investments, and a significant contraction in short-term and long-term debt and equity funding sources. This contraction in capital includes sources that the Partnership may depend on to finance certain of its investments. These market developments have had a significant adverse impact on the Partnership’s liquidity position, results of operations and financial condition and may continue to adversely impact the Partnership if market conditions continue to deteriorate. The decline in liquidity and prices of real estate and real estate related investments, as well as the availability of observable transaction data and inputs, may have made it more difficult to determine the fair value of such investments. As a result, amounts ultimately realized by the Partnership from real estate investments sold may differ from the fair values presented, and the differences could be material.

Fair Value Measurement

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

F-6

CALTIER FUND I, LP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 –	Summary of Significant Accounting Policies (Continued)

Fair Value Measurement (continued)

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The investments in real estate will fall into Level 3 category, therefore, fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of the reporting date.

Investments in Real Estate Transactions

Purchases and sales of real estate investments are recorded on a transaction basis. Distributions from the real estate investment are first applied to the cost of the investment until the total cost has been recovered, after which point any further distributions are recorded as realized gains. Further, realized gains and losses on real estate investment transactions will be recognized upon the sale of the investment. Changes in unrealized gains and losses are included in the results of operations.

Organizational Costs

In accordance with FASB ASC 720, Other Expenses, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Advertising Costs

The Partnership expenses advertising costs as incurred. Advertising costs expensed from January 29, 2019 (inception date) through December 31, 2019 were $44,939.

Risks and Uncertainties

The Partnership has no operating history and has not generated revenue from operations. The Partnership’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Partnership’s control could cause fluctuations in these conditions, including but not limited to: its ability to raise sufficient funds from investors to acquire multi-family and commercial real estate, the availability of suitable real estate properties to acquire, and changes to Regulation A. Adverse developments in these general business and economic conditions could have a material adverse effect on the Partnership’s financial conditions and the results of operations.

Deferred Offering Costs

The Partnership complies with the requirements of FASB ASC 946-20-25, Financial Services – Investment Companies and FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A - Expenses of Offering. Deferred offering costs consist principally of accounting and legal fees incurred in connection with an offering the Partnership intends to commence during 2020 under Regulation A. Prior to the completion of the offering, these costs are capitalized as deferred offering costs on the Statement of Financial Condition. The deferred offering costs will be charged against proceeds from Partner contributions upon the completion of the offering or to expense if the offering is not completed. Deferred offerings costs of $57,727 are capitalized to the Statement of Financial Condition as of December 31, 2019.

F-7

CALTIER FUND I, LP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 –	Summary of Significant Accounting Policies (Continued)

Income Taxes

The Partnership is a limited liability partnership. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its partners. Therefore, no provision for income tax has been recorded in the statements. Income from the Partnership is reported and taxed to the Partners on their individual tax returns.

The Partnership complies with FASB ASC 740, Income Taxes, (“FASB ASC 740”) for accounting for uncertainty in income taxes recognized in an enterprise’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Partnership’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Partnership’s financial statements. The Partnership believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Partnership may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Partnership is not presently subject to any income tax audit in any taxing jurisdiction.

Subsequent Events

The Partnership evaluated all significant events or transactions that occurred through June 12, 2020, the date these financial statements were available to be issued.

NOTE 3 – Management Fees and Other Transactions with Affiliates

The Limited Partnership Agreement describes the terms under which the General Partner will manage the Partnership. The Partnership is subject to the following fees under this agreement:

Reimbursement of Organization and Offering

The Partnership’s General Partner and its affiliates will be reimbursed for actual organizational and offering expenses incurred. Organization and offering expenses consist of the actual legal, accounting, printing, marketing, advertising, filing fees, any transfer agent costs and other accountable offering-related expenses which were incurred prior to the inception of the Partnership.

Deferred offering costs of $57,727 along with other general expenses were incurred by a related party on the Partnership’s behalf and are shown as advances from related parties on the Statement of Financial Condition and amounted to $127,720 at December 31, 2019. This related party advance is unsecured, interest-free, and repayable on demand.

Asset Management Fee

The Partnership will pay the General Partner an asset management fee equal to an annualized rate of 3.0%, which will be based on the net offering proceeds as of the end of each quarter, and thereafter will be based on Partnership’s Net Asset Value (“NAV”) at the end of each prior quarter. This fee will be payable quarterly.

F-8

CALTIER FUND I, LP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 3 –	Management Fees and Other Transactions with Affiliates (Continued)

Asset Acquisition Fee

For each real estate investment, the Partnership will pay its General Partner or its designated affiliate 1.0%-2.5% of the investment’s purchase price. This fee will be paid at the discretion of the General Partner, but no later than the liquidation of the real estate investment.

Construction Management Fee

For each real estate investment, for which the Partnership will require to construct or renovate, the Partnership will pay its General Partner or its designated affiliate 5.0%-7.5% of the construction or renovation budget. This fee will be paid at the completion of the construction or renovation is substantially complete.

Disposition Fee

For each real estate investment, the Partnership will pay its General Partner or its designated affiliate 0.5%-1.0% of the investment’s sale price. This fee will be paid at the disposition of the investment’s real estate.

Property Management Fee

The General Partner may cause the Partnership to engage a third party to provide property management services with respect to properties acquired by the Partnership, or may elect to provide such services itself (or through an affiliate of the General Partner). In the event that the General Partner (or an affiliate thereof) provides any such property management services, the Partnership shall pay the General Partner or its applicable affiliate a market-rate property management fee.

NOTE 4 –	Partners’ Deficit

Limited Partners have no rights, power, or authority to act for or bind the Partnership. No Limited Partner shall take any part in the conduct or control of the Partnership’s business and each Limited Partner shall only have the right to vote upon Partnership matters for election of successor General Partner, dissolution of the Partnership, other matters, consents, and approvals. The General Partner is authorized to cause the Partnership to pay all expenses relating to the formation and organization of the Partnership. Each Limited Partner’s interest in the Partnership is represented by units of interest (“units”) that entitles the holder to all of the rights and interest of the holder under the agreement, including, without limitation, the right to share in the net profits, net losses, cash flow, distributions, and capital of the Partnership.

Allocations of Profits and Losses

Net profits and net losses shall be determined separately for each investment in such manner as is determined in the sole and absolute discretion of the General Partner. Any net profits or net losses that are not directly attributable to any investment shall be allocated among any or all of the investments in such manner as is determined in the sole and absolute discretion of the General Partner.

Specific allocation of net losses and net profits will be allocated to the Partners in accordance with the provisions as described in the Agreement of Limited Partnership.

F-9

CALTIER FUND I, LP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4 –	Partners’ Deficit (Continued)

Distributions

Distributions of net profits will not be made to the Limited Partners until the earlier of: (i) twelve (12) months from the date of admission of the first Limited Partner is admitted to the Partnership pursuant to the offering, or (ii) the Partnership’s investments in real estate assets begin generating cash flows, in the sole and absolute discretion of the General Partner, to the extent that cash is available.

Redemptions

A Limited Partner may request limited quarterly withdrawals from the Partnership by offering a discounted redemption price prior to holding the investment for two (2) years. Pursuant to this limited redemption, a Limited Partner may only have one outstanding redemption request at any given time and request redemptions up to the lessor of 10,000 units or $50,000. The discounted redemption will range between 1.0% and 3.0% based on the holding period of the investment and partially at the discretion of the General Partner based on the liquidity of the Partnership and operating cash flow needs.

NOTE 5 –	Indemnifications

In the normal course of business, the Partnership enters into contracts that contain a variety of representations and warranties that provide indemnification under certain circumstances. The Partnership's maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Partnership that have not yet occurred. The Partnership expects the risk of any future obligation under these indemnifications to be remote.

NOTE 6 –	Financial Risks and Uncertainties

Liquidity Risk

Liquidity risk is the risk that the Partnership will not be able to raise funds to fulfill its commitments including inability to sell investments quickly or close to fair value.

Market Risk

Market risk is the potential loss that can be caused by increasing or decreasing in the fair value of investments resulting from market fluctuations.

Credit Risk

Credit risk represents the potential loss that would occur if counter parties fail to perform pursuant to the terms of their obligations.

F-10

CALTIER FUND I, LP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 7 –	Financial Highlights

Pursuant to the American Institute of Certified Public Accountants' Audit and Accounting Guide - Audits of Investment Companies, certain non-registered, non-unitized investment companies are required to disclose certain ratios related to net investment income, expenses, and internal rate of return (“IRR”).

The below ratios are calculated for all Partners taken as a whole and are presented on an annualized basis. The IRR was computed from inception of the Partnership based on the actual dates of the cash inflows and outflows, as applicable, and the residual value of the Partners’ capital account, net of all incentive allocations, as of each measurement date. An individual Partner’s ratios and internal rate of return may vary based on different management fee and incentive arrangements (as applicable) and the timing of capital transactions.

Net investment income ratio	N/A %

Expense ratio	100.00%

IRR	0.00%

F-11

Item 8. Exhibits

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below:

2.1	Certificate of Limited Partnership (1)
2.2	Limited Partnership Agreement (2)
4.1	Form of Subscription Agreement (3)
6.1	Posting Agreement with Manhattan Street Capital (4)

(1) Filed as an exhibit to the CalTier Fund I, LP. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11077 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1771232/000114420419045488/tv529785_ex2-1.htm)

(2) Filed as an exhibit to the CalTier Fund I, LP. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11077 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1771232/000114420419045488/tv529785_ex2-2.htm)

(3) Filed as an exhibit to the CalTier Fund I, LP. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11077 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1771232/000114420419045488/tv529785_ex4-1.htm)

(4) Filed as an exhibit to the CalTier Fund I, LP. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11077 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1771232/000114420419045488/tv529785_ex6-1.htm)

17

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized,  in the City of San Diego, State of California, on June 12, 2020.

CalTier Fund I, LP

By: CalTier Realty, LLC, its General Partner

By:	/s/ Matthew Belcher
Name: Matthew Belcher
Title: Manager

This annual report has been signed by the following persons in the capacities and on the dates indicated.

/s/ Matthew Belcher
Name: Matthew Belcher
Title: Manager of CalTier Realty, LLC (Chief Executive Officer, and Manager of General Partner)
Date: June 12, 2020

/s/ Travis Hook
Name: Travis Hook
Title: Manager of CalTier Realty, LLC (Chief Financial Officer and Principal Accounting Officer)
Date: June 12, 2020

18